Exhibit 99.1

Stanley Black & Decker Appoints Patrick Hallinan

Chief Financial Officer

NEW BRITAIN, Conn., Jan. 23, 2023 – Stanley Black & Decker (NYSE: SWK) today announced the appointment of Patrick Hallinan to Executive Vice President, Chief Financial Officer, effective April 6. Hallinan, who succeeds interim CFO Corbin Walburger, will report to Donald Allan Jr., President and CEO of Stanley Black & Decker. Walburger will resume his previous role as Vice President of Business Development.

“After a rigorous search, I am pleased to welcome Patrick to the Stanley Black & Decker team. Patrick is a seasoned executive who has led global, high performing finance functions across top consumer brands. He has a deep track record of delivering business performance, growth and value creation in complex, competitive industries,” said Allan. “I look forward to partnering with him as we execute our transformation to streamline and optimize the company around our core businesses and strong portfolio of global brands. On behalf of the Board and management team, I want to thank Corbin for his valuable service stewarding the finance organization through this critical period for our Company.”

Hallinan joins Stanley Black & Decker from Fortune Brands Innovations where he served as Executive Vice President & CFO and led the firm’s finance function. His career at Fortune Brands spanned 17 years, including various finance & technology leadership and general management roles across business segments where he gained significant exposure to multiple facets of the consumer market. Prior to joining Fortune Brands, Hallinan worked at Booz Allen Hamilton as a principal in the firm’s automotive, aerospace and industrial goods practice.

“I’m honored to be joining Stanley Black & Decker, the worldwide leader in tools and outdoor, at such a pivotal moment. Having long followed the Company, I have tremendous respect for this leadership team and the transformation that is already progressing rapidly,” said Hallinan. “The Company’s iconic portfolio of brands, as well as its highly-engineered and growing industrial business, provide a strong foundation for long-term, profitable growth and value generation.”

Hallinan received a bachelor’s degree in Economics from Northwestern University and an MBA in Finance and Accounting, with honors, from the University of Chicago.

About Stanley Black & Decker

Headquartered in the USA, Stanley Black & Decker (NYSE: SWK) is a worldwide leader in tools and outdoor operating manufacturing facilities worldwide. Guided by its purpose – for those who make the world – the company’s more than 50,000 diverse and high-performing employees produce innovative, award-winning power tools, hand tools, storage, digital tool solutions, lifestyle products, outdoor products, engineered fasteners and other industrial equipment to support the world’s makers, creators, tradespeople and builders. The company’s iconic brands include DEWALT®, BLACK+DECKER®, CRAFTSMAN®, STANLEY®, CUB CADET®, HUSTLER® and TROY-BILT®. Recognized for its leadership in environmental, social and governance (ESG), Stanley Black & Decker strives to be a force for good in support of its communities, employees, customers and other stakeholders. To learn more visit: www.stanleyblackanddecker.com

Media Contact:

Debora Raymond

Vice President, Public Relations

Debora.raymond@sbdinc.com

203-640-8054

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Dennis Lange

Vice President, Investor Relations

Dennis.lange@sbdinc.com

860-827-3833